Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

MIAMI, FL, November 3, 2011 - Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and nine months ended September 30, 2011.
Third quarter 2011 revenues were $289.0 million, compared to revenues of $295.1 million in the third quarter of 2010. The decline in revenues in 2011 was primarily due to decreased unit sales of approximately 5.9% in the 2011 period compared to the 2010 period. The Company recorded operating income of $37.9 million in the 2011 third quarter, compared to operating income of $29.9 million in the third quarter of 2010. Net income for the 2011 third quarter was $17.5 million, or $0.21 per diluted common share, compared to $10.9 million, or $0.14 per diluted common share, in the 2010 third quarter. The results for the three months ended September 30, 2011 included pre-tax gains from changes in the fair value of derivatives embedded within convertible debt of $4.4 million and the liquidation of long-term investments of $2.2 million. Adjusting for the pre-tax gains, third quarter 2011 net income was $13.6 million or $0.17 per diluted share. The results for the 2010 period included a $3.0 million pre-tax non-recurring settlement charge and $1.7 million of pre-tax gains from changes in fair value of derivatives embedded within convertible debt. Adjusting for these items, third quarter 2010 operating income was $32.9 million and net income was $11.7 million or $0.15 per diluted share.
For the nine months ended September 30, 2011, revenues were $840.6 million, compared to $785.7 million for the first nine months of 2010. The increase in revenues in 2011 was primarily due to increased unit sales of approximately 3.9% in the 2011 nine-month period compared to the 2010 period. The Company recorded operating income of $107.3 million for the 2011 nine-month period, compared to operating income of $82.0 million for the 2010 period. Net income for the 2011 nine-month period was $67.2 million, or $0.82 per diluted common share, compared to $42.1 million, or $0.52 per diluted common share, for the 2010 period. The results for the nine months ended September 30, 2011 included pre-tax gains from the liquidation of long-term investments of $25.8 million, changes in the fair value of derivatives embedded within convertible debt of $13.2 million and the sales of townhomes of $3.7 million offset by a loss on extinguishment of debt of $1.2 million. Adjusting for these items, net income for the nine months ended September 30, 2011 was $42.6 million or $0.53 per diluted share. Adjusting for the pre-tax charges related to the resolution of a litigation judgment of $14.4 million, settlement charges of $3.0 million and $12.7 million of non-cash gains from the Company's convertible debt, operating income for the nine months ended September 30, 2010 was $99.3 million and net income for the nine months ended September 30, 2010 was $44.8 million or $0.56 per diluted share.
For the three and nine months ended September 30, 2011, the Company's tobacco business had revenues of $289.0 million and $840.6 million, respectively, compared to $295.1 million and $785.7 million for the three and nine months ended September 30, 2010, respectively. Operating income was $42.9 million for the third quarter of 2011 and $121.5 million for the first nine months of 2011, compared to $35.5 million and $96.5 million for the three and nine months ended September 30, 2010, respectively. Adjusting for the litigation judgment and settlement charges, operating income for the three and nine months ended September 30, 2010 was $38.5 million and $113.9 million, respectively.

Conference Call to Discuss Third Quarter 2011 Results
As previously announced, the Company will host a conference call and webcast on Friday, November 4, 2011 at 11:00 A.M. (ET) to discuss third quarter 2011 results. Investors can access the call by dialing 800-859-8150 and entering 20257968 as the conference ID number. The call will also be available via live webcast at www.investorcalendar.com. Webcast participants should allot extra time before the webcast begins to register.

A replay of the call will be available shortly after the call ends on November 4, 2011 through November 18, 2011. To access the replay, dial 877-656-8905 and enter 20257968 as the conference ID number. The archived webcast will also be available at www.investorcalendar.com for 30 days.
Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the company is available on the company's website, www.VectorGroupLtd.com.

[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues*	$288,995	$295,124	$840,553	$785,671

Expenses:
Cost of goods sold*	227,863	239,160	664,113	620,065
Operating, selling, administrative and general expenses	23,277	26,088	69,142	69,274
Litigation judgment expense	—	—	—	14,361
Operating income	37,855	29,876	107,298	81,971

Other income (expenses):
Interest expense	(25,421)	(21,511)	(75,431)	(61,086)
Change in fair value of derivatives embedded within convertible debt	4,386	1,660	13,248	12,735
Loss on extinguishment of debt	—	—	(1,217)	—
Equity income from non-consolidated real estate businesses	6,496	7,060	17,597	18,838
Equity (loss) income on long-term investments	(1,699)	(436)	(1,090)	2,334
Gain on sale of investment securities available for sale	6,017	708	20,558	11,819
Gain on liquidation of long-term investments	2,221	—	25,832	—
Gain on sales of townhomes	10	—	3,722	—
Other, net	135	179	351	387

Income before provision for income taxes	30,000	17,536	110,868	66,998
Income tax expense	12,451	6,629	43,645	24,930

Net income	$17,549	$10,907	$67,223	$42,068

Per basic common share:

Net income applicable to common shares	$0.22	$0.14	$0.84	$0.53

Per diluted common share:

Net income applicable to common shares	$0.21	$0.14	$0.82	$0.52

Cash distributions and dividends declared per share	$0.38	$0.36	$1.14	$1.09

* Revenues and Cost of goods sold include excise taxes of $141,473, $150,413, $412,041 and $396,823, respectively.